Exhibit 3.52

The Brønnøysund Register Centre	Certificate of Registration

Organization number:	966 705 175

Type of company:	Limited company

Date of incorporation:	1992-11-30

Registered in the Register of Business Enterprises:	1993-06-08

Name:	INTEGRA LEASING AS

Business address:	Stavanger Lufthavn 4055 STAVANGER LUFTHAVN
Municipality:	1124 SOLA
Country:	Norway

Postal address:	P.O. Box 522 4055 STAVANGER LUFTHAVN

Telephone number:	+ 47 51 94 10 00

Share capital NOK:	100,000.00

General manager/ managing director:	Leif Egil Torkelsen

Board of directors:
Chairman of the board:	David Andrew Stewart 1 Hilltop Road, Cults Aberdeen AB159RN Aberdeen United Kingdom

Board member(s):	Leif Egil Torkelsen Lars Andreas Landsnes

Signature:	The chairman of the board alone or two board members jointly.

Auditor:	Certified auditing company Organization number 976 389 387 ERNST & YOUNG AS Dronning Eufemias gate 6 0191 OSLO

The Brønnøysund Register Centre	The Register of Business Enterprises, 2011-12-07

Anne Marthe Hesjadalen Notary Public for the Brønnøysund Register Centre	Geir Andreassen Group Manager

Date of transcript 2011-12-07	Organization number 966 705 175	Page 1 of 1